EX-FILING FEES

Calculation of Filing Fee Tables

FORM SC TO-I/A
(Form Type)

Destiny Alternative Fund LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	-		$0.00014760	-
Fees Previously Paid	$1,469,000	(1)		$216.82
Total Transaction Valuation	$1,469,000
Total Fees Due for Filing				$216.82
Total Fees Previously Paid				$216.82
Total Fee Offsets				-
Net Fee Due				$0.00

(1)	Estimated for purposes of calculating the amount of the filing fee only. The amount is based upon the offer to purchase up to 14,036 Units (approximately 5.00% of the net assets of the Fund as of September 30, 2023) based on the net assets of the Fund as of close of business on September 30, 2023 of $29,379,148. The fee of $216.82 was paid in connection with the filing of the Schedule TO-I by Destiny Alternative Fund LLC on November 27, 2023 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

Table 2 – Fee Offset
Claims and Sources (2)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources

(2) Not applicable

1